Exhibit 99.1
Permian Basin Royalty Trust

News Release

PERMIAN BASIN ROYALTY TRUST
ANNOUNCES JULY CASH DISTRIBUTION
     DALLAS, Texas, July 20, 2007 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.116911 per unit, payable on August 14, 2007, to unit holders of record on July 31, 2007.
     This month’s distribution increased from the previous month due primarily to increased oil and gas production in the Waddell Ranch properties and higher gas prices. Capital expenditures were also down for this period. This would primarily reflect production for the month of May. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 61,224 bbls and 274,440 mcf. The average price for oil was $57.11 per bbl and for gas was $8.15 per mcf. Capital expenditures were approximately $1,320,799. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas (Mcf)	Oil	Gas
	(Bbls)		(per Bbl)	(per Mcf)

Current Month	61,224	274,440	$57.11	$8.15

Prior Month	52,389	227,654	$59.87	$7.26
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 877 .228.5085